SELECTED DEALER AGREEMENT

UBS MONEY SERIES
(applicable to Investor Series)

This Selected Dealer Agreement (“Agreement”) is entered into as of July 17, 2008, by and between UBS Global Asset Management (US) Inc. (“We” or “Us”) and UBS AG, New York private bank branch (“You”). We are the principal underwriter of the shares of beneficial interest (“Shares”) of the investment companies listed on Schedule A hereto (“Funds”), each of which is registered under the Investment Company Act of 1940, as amended, (“1940 Act”) or is a series of a registered investment company. We understand that you wish to act as a Selected Dealer with respect to the Shares. You have represented that you are either a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, (“1934 Act”) and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or a “bank” as defined in Section 3(a)(6) of the 1934 Act (“Bank”) and are not required to register as a broker-dealer under the 1934 Act, at the time of each transaction subject to this Agreement.

In consideration of the mutual covenants stated below, you and we hereby agree as follows:

1.         Sale of Shares.  Sales of Shares through you will be at the public offering price of such Shares (the net asset value of the Shares, as next determined by a Fund following receipt of an order in good form at the Fund’s transfer agent) (“Sales Charge”), as determined in accordance with the then effective prospectus or statement of additional information used in connection with the offer and sale of Shares (collectively, the “Prospectus”).

2.         Orders.  (a)  You agree to purchase Shares solely through us and only for the purpose of covering purchase orders already received from customers or for your own bona fide investment. You also agree not to withhold any customer order so as to profit therefrom.

(b)       The procedures relating to the handling of orders shall be subject to instructions which we will forward from time to time to all selected dealers with whom we have entered into Selected Dealer Agreements. The minimum initial order for each Fund shall be specified in the Fund’s then current Prospectus. All purchase orders are subject to acceptance of such orders by us. We and the applicable Funds reserve the right in our sole discretion to reject any order or to suspend the offering of Shares.

(c)        You shall be solely responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by wire or telephone for purchases, exchanges or redemptions, and shall indemnify us against any claims by your customers as a result of your failure to properly transmit their instructions. You are also solely responsible for ensuring that orders are placed only by properly authorized persons.

(d)        You represent that you only accept and transmit orders in compliance with the Fund(s)’ prospectus and applicable federal securities law. You further represent that you will not transmit an order for purchase of shares of the Fund(s) on any day unless such order was received prior to 4:00 p.m. Eastern Time on such day.

3.         Transactions in Shares.  (a)  You agree that your transactions in Shares of the Funds will be limited to (i) the purchase of Shares from us for resale to your customers at the public offering price then in effect or for your own bona fide investment, (ii) exchanges of Shares between Funds, as permitted by the Funds’ then current Prospectuses and in accordance with procedures as they may be modified by us from time to time, and (iii) transactions involving the redemption of Shares by a Fund. Redemptions by a Fund will be effected in the manner and upon the terms described in the Prospectus and pursuant to any procedures that we provide to you from time to time. We will, upon your request, assist you in processing such orders for redemptions.

(b)        You may instruct the Funds’ transfer agent to register purchased shares in your name and account as nominee for your customers on an omnibus basis. If you hold Shares as nominee for your customers, all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to you, and all confirmations and other communications to shareholders will be transmitted to you. You will be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whose account you hold any Shares as nominee. However, we or the transfer agent on behalf of itself or the Funds will be responsible for the costs associated with your forwarding such printed material, confirmations, and communications. You will be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account you hold any Shares as nominee.

(c)        If you are a Bank, with respect to any and all transactions in Shares of the Funds pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (i) you shall be acting solely as agent for the account of your customer; (ii) each transaction shall be initiated solely upon the order of your customer; (iii) we shall execute transactions only upon receiving instructions from you acting as agent for your customer; (iv) as between you and your customer, your customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of your customer and not for your account; and (vi) we will serve as a clearing broker for you on a fully disclosed basis, and you shall serve as the introducing agent for your customers’ accounts.

4.         Offering Price.  We shall accept orders only on the basis of the then current offering price. You agree to place orders in respect of Shares immediately upon the receipt of orders from your customers for the same number of Shares. Orders which you receive from your customers prior to the time at which the applicable Fund prices its shares shall be deemed received by us at that time if transmitted to us in accordance with procedures that we provide to you from time to time. We will not accept from you a conditional order on any basis. All orders shall be subject to confirmation by us.

5.         Suitability.  (a)  You are responsible for determining whether a Fund is suitable for your customer. Certain investors that are affiliated with us and their families may have special purchase rights.

(b)          If you are a Bank, you further represent and warrant to us that you will use your best efforts to ensure that any purchase of Shares by your customers constitutes a suitable investment for such customers. You shall not effect any transaction in, or induce any purchase or sale of, any Shares by means of any manipulative, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with your customers with respect to transactions in Shares.

6.         Shareholder Communications. You agree to furnish the following shareholder communications material to your customers after receipt from us of sufficient quantities to allow mailing thereof to all of your customers who are beneficial owners of any Shares: (a) a prospectus prior to or at the time such customer purchases Shares; (b) for any customer who so requests, a copy of the statement of additional information within the time dictated by regulatory requirements; (c) all proxy or information statements prepared for circulation to shareholders of record; (d) annual and semi-annual reports of the Funds; and (e) all updated prospectuses, supplements, and amendments thereto. It is your obligation to ensure that all such information and materials are distributed to your customers who purchase or own Shares, in accordance with securities (and, if applicable, banking) laws, rules and regulations.

7.         Account Information.

(a)          Agreement to Provide Information.  With respect to accounts other than those accounts referred to in paragraph 3(b) above, you agree to provide a Fund, upon written request, the taxpayer identification number (“TIN”), if known, of any or all customers who purchase or own Shares of that Fund and the amount, date, name or other identifier of any investment professional(s) associated with the customer or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

(1)         Period Covered by Request.  Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(2)         Form and Timing of Response.  You agree to transmit the requested information that is on your books and records to the Fund or its designee promptly, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on your books and records, you agree to use reasonable efforts to (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the customer that the requested information will be provided directly to the Funds promptly; or (iii) if directed by the Fund, block further purchases of Shares from such customer. In such instance, you agree to inform the Fund whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(3) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

8.         Compensation. (a) Any sales charges and commissions will be as set forth in the current Prospectus of each Fund and on Schedule B attached hereto or as might otherwise be agreed to in writing by the parties.

(b)          Where payment is due hereunder, we agree to send payment for commissions and service fees to your address as it appears on our records. You must notify us of address changes and promptly negotiate any disagreements with respect to such payments. Any such payments that remain outstanding for 12 months shall be void and the obligation represented thereby shall be extinguished.

(c)          You are responsible for applying the correct sales charge to your customers, as detailed in the current Prospectus for each Fund attached hereto or as might otherwise be agreed to in writing by the parties.

(d)          There are no sales charges or commissions payable on the reinvestment of dividends and distributions.

(e)          You agree that you will not combine customer orders to reach breakpoints in commissions for any purpose whatsoever unless authorized by the Prospectus or by us in writing.

9.         Settlement.  Unless otherwise agreed, settlement shall be made at the offices of the Funds’ transfer agent within three (3) business days after our acceptance of the order. If payment is not so received within ten (10) business days of our acceptance of the order, we reserve the right to cancel the sale or, at our option, to sell the Shares to the applicable Funds at the then prevailing net asset value. In this event, or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby.

10.        Suspension of Sales; Amendments. We reserve the right in our discretion without notice to you to suspend sales or withdraw any offering of Shares entirely, to change the offering prices as provided in the Prospectus or, upon notice to you, to amend or cancel this Agreement or any Schedules to this Agreement. You agree that any order to purchase Shares placed by you, after notice of any amendment to this Agreement or any Schedules to this Agreement has been sent to you, shall constitute your agreement to any such amendment.

11.        No Agency. You have no authority whatsoever to act as our agent or, except as noted below, as agent for the Funds, any other Selected Dealer or the Funds’ transfer agent and nothing in this Agreement shall serve to appoint you as an agent of any of the foregoing in connection with transactions with your customers or otherwise. Notwithstanding the foregoing, you may act as agent on behalf of the Funds for the limited purpose of receiving orders from your customers for the purchase or redemption of Fund shares. In that event, the time of receipt of a customer order for purposes of Rule 22c-1 under the Investment Company Act will be the time you accept the order.

12.         Representations Concerning Funds; Liability.  No person is authorized to make any representations concerning the Funds or their Shares except those contained in the relevant Prospectus and any such information as may be released by us as information supplemental to the Prospectus. Further, no advertising or sales literature, as such terms are defined by FINRA, of any kind whatsoever will be used by you with respect to the Funds unless first provided to you by us or unless you have obtained our prior written approval. If you should make any such unauthorized representation, you agree to indemnify the Funds and us from and against any and all claims, liability, expense or loss in any way arising out of or in any way connected with such representation.

13.         Warranties.  You make the following representations and warranties and agree to indemnify and hold us, and each Fund, harmless against every loss, cost, damage or expense (including reasonable attorney’s fees and expenses) incurred by us as a result of your breach of such representations and warranties:

(a)          You are either (i) registered as a broker-dealer under the 1934 Act, and are licensed and qualified as a broker-dealer or otherwise authorized to offer and sell Shares under the laws of the jurisdictions in which the Shares will be offered and sold by you or (ii) you are a Bank;

(b)          If you are registered as a broker-dealer under the 1934 Act, you are a member in good standing with FINRA and agree to maintain such membership in good standing;

(c)          In selling Shares you will comply with all applicable laws, rules and regulations, including the applicable provisions of the Securities Act of 1933, the 1934 Act, and the 1940 Act, the applicable rules and regulations of FINRA, any applicable banking laws, rules and regulations, and the applicable rules and regulations of the jurisdictions in which you sell any Shares directly or indirectly;

(d)          You will offer to sell Shares only to purchasers meeting the applicable eligibility requirements set forth in the Prospectus;

(e)          You agree not to offer for sale or sell Shares in any jurisdictions in which Shares are not qualified for sale or in which you are not qualified under the laws, rules and regulations of the jurisdiction to sell the Shares. We will inform you as to the states in which shares of the Funds have been qualified for sale under, or are exempt from the requirements of, applicable state securities laws;

(f)          If you are a Bank, you are not in violation of any banking law, rule or regulations as to which you are subject and that the transactions contemplated by this Agreement will not result in any violations of any banking law, rule or regulation;

(g)          If you are a Bank, you will not make shares of any Fund available to your customers, including your fiduciary customers, or accept any fees or compensation hereunder except in compliance with all federal and state laws, rules and regulations of regulatory agencies or authorities applicable to you, or any of your affiliates engaging in such activity, including without limitation ERISA and regulated rules, regulations and interpretations, which may affect your business practices;

(h)          You affirm that you have procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information; and

(i)          You represent that your are, and at all times while this Agreement is in force, in compliance with all legal and regulatory requirements referred to in this Section that are applicable to you. To the extent that you accept funds, including currency or bearer instruments, directly from any of your clients, you represent that your are aware of and in compliance with the United States and applicable international laws and regulations relating to currency reporting and money laundering, including but not limited to the United States Bank Secrecy Act and implementing regulations and all applicable international anti-money laundering laws and regulations. To ensure compliance with these laws, rules and regulations, you represent that you will not accept funds, including currency or bearer instruments directly from clients. You also represent that you will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, to which you may become subject.

You represent that you are aware of and comply with the United States regulations administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorists, supporters of terrorism and other prohibited parties. You further represent that to the best of your knowledge any entity or individual with which you transact business is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) you have implemented procedures, and will consistently apply those procedures, to demonstrate the foregoing representations and warranties remain true and correct at all times.

(j)          You acknowledge that the Fund(s) has adopted a policy not to permit market timers or frequent traders to invest in the Fund(s). You represent that you have procedures in place designed to detect and prevent market timing and frequent trading and shall take all necessary steps to prevent such activity, including preventing a customer from investing in the Fund(s).

(k)          We and/or the Fund(s) each reserves the right to conduct an audit of you and your affiliates to monitor compliance with the terms of this agreements and the Fund(s)’ polices on the acceptance of orders for purchase or redemption and market timing. Such audit may be conducted by us or our agent upon reasonable advance notice.

14.         Indemnification.  (a)  We will indemnify and hold harmless you, each of your directors, officers, employees, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with you, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) our willful misconduct or negligence, or that of our agents and employees, as measured by industry standards, in the performance of, or failure to perform, our obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund; or (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund’s registration statement or any offering documents, sales literature, or marketing materials that we, a Fund or any of our affiliates provide to you, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that we will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of you or your affiliates. Such right of indemnification will survive the termination of this Agreement.

(b)          You will indemnify and hold harmless us, each of our directors, officers, employees, agents, and each person who is or may be deemed to be controlling, controlled by or under common control with us, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) your willful misconduct or negligence, as measured by industry standards, and that of your agents and employees, in the performance of, or failure to perform, your obligations under this Agreement; or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that you or any of your affiliates produce and provide to customers without our prior written approval, or any omission, or alleged omission in such documents, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that you will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of us or our affiliates. This right of indemnification will survive the termination of this Agreement.

(c)          If any action, suit, or proceeding is initiated against any party indemnified hereunder (“Indemnified Party”) with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party (“Indemnifying Party”) of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below under Section 17. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party’s receipt of a bill related thereto.

15.         Expenses. All expenses incurred in connection with your activities under this Agreement shall be borne by you.

16.         Termination; Assignment. This Agreement will continue in effect unless terminated as provided herein. A party may terminate this Agreement without cause by giving the other party thirty (30) days’ written notice of its intention to terminate. Your expulsion from FINRA will automatically terminate this Agreement without notice. Your suspension from FINRA or a violation by you of applicable state and federal laws and rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon notice received by you from us. This Agreement shall not be assignable by either party without the advance written consent of the other party, and your assignment without such consent shall result in the termination of this Agreement upon notice received by you from us. Failure of any party to terminate the Agreement for any of the causes set forth in this Agreement will not constitute a waiver of that party’s right to terminate this Agreement at a later time for any of these causes.

17.         Choice of Law; Arbitration. This Agreement shall be construed in accordance with the laws of the State of New York. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing NASD Code of Arbitration Procedure (“NASD Code”). The arbitrators will act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the NASD Code, the arbitrators will be selected from the securities industry.

18.         Notices. Any notice to you or to us shall be duly given if mailed or telefaxed to the respective addresses set forth below:

UBS Global Asset Management (US) Inc.		UBS AG, New York branch
51 West 52nd Street		101 Park Avenue
New York, NY 10019-6114		New York, NY 10178
Attn:	Keith Weller (legal matters)	Attn:	Brad Bernstein (legal matters)
	Phone – (212) 882-5576		Phone – (212) 916-2860
	Fax – (212) 882-5472		Fax – (212) 916-2135
	Joseph Abed (business matters)	Attn:	Charles Ludden (business matters)
	Phone – (212) 882-6024		Phone – (212) 916-2805
	Fax – (212) 882-6105		Fax – (212) 882-[ ]

19.         Severability.   Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

20.         Complete Agreement.  This Agreement constitutes the entire agreement between the undersigned and supersedes all prior oral or written agreements between the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative of the parties hereto.

UBS Global Asset Management (US) Inc.

By: /s/ Keith Weller

Name: Keith Weller

Title: Executive Director and Senior Associate General Counsel

UBS Global Asset Management (US) Inc.

By: /s/ Eric Sanders

Name: Eric Sanders

Title: Director and Associate General Counsel

The undersigned accepts your invitation to become a Selected Dealer and agrees to abide by the foregoing terms and conditions.

Firm: UBS AG, New York branch

By: /s/ Charles R. Ludden
Signature Charles R. Ludden Head of P&S UBS AG

SCHEDULE A

LIST OF FUNDS

UBS Select Prime Investor Fund
UBS Select Treasury Investor
Fund UBS Select Tax-Free Investor Fund

SCHEDULE B

SALES CHARGES AND COMMISSIONS

Distribution/Service Fees: 0.25% per annum based on the average daily net assets of the Shares

Reallowance to Selected Dealers as a Percentage of Offering Price as set forth in each Fund’s current Prospectus

12